Exhibit 99.1

Technitrol Reports Q209 Results, Board Declares Dividend

Company Reports non-GAAP Profit Improvement in Recessionary Conditions

PHILADELPHIA--(BUSINESS WIRE)--August 3, 2009--Technitrol, Inc. (NYSE:TNL) announced financial results from continuing operations for its second fiscal quarter and first half ended June 26, 2009. In the presentation of these results and comparative results in prior periods, the company’s former Medtech Products Group, sold on June 25, 2009, and its Electrical Contact Products Group (Electrical), which is for sale, are treated as discontinued operations. Second-quarter highlights from continuing operations include:

  revenues of $92.1 million (approximately 8% below $100.0 million in the previous quarter). Second-quarter revenues were substantially below comparable sales of $174.6 million in the second quarter of 2008 due mainly to the effects of the global recession on overall demand;
  a GAAP operating loss of approximately $0.7 million. For comparability, non-GAAP operating profit was $2.5 million (see non-GAAP tables), compared with $0.3 million in the previous quarter and $4.9 million in the second quarter of 2008. Non-GAAP operating profit excludes pre-tax costs to finalize previously announced asset impairment charges and cost-reduction actions ($3.2 million in the second quarter of 2009 and $2.4 million in the second quarter of 2008). The substantial sequential-quarter increase in non-GAAP operating profit on lower revenues is attributable to more favorable product mix, cost reductions begun in the fourth quarter of 2008 and progressive cost savings from production transfers to lower-cost locations;
  a GAAP net loss from continuing operations of $0.12 per diluted share, which included approximately $0.07 per share in after-tax severance, impairment and associated costs (see table). Despite higher operating profit than in the first quarter of 2009, non-GAAP results decreased by $0.11 from the prior quarter due mainly to unfavorable changes in exchange rates. Excluding foreign exchange gains and losses in the first two quarters of 2009, non-GAAP earnings per share would have been breakeven in the second quarter, compared with a loss of ($0.04) in the first quarter;
  adjusted EBITDA (see table) of approximately $7.0 million, up 30% from the previous quarter;
  debt reductions totaling $207 million in continuing operations, including proceeds from the sale of the Medtech and MEMS businesses and scheduled amortization payments, plus another $7 million in local European debt reclassified to discontinued operations (which was subsequently paid early in the third quarter); and
  a revolving debt balance of $127 million at June 26, 2009 against a commitment of $175 million. The company repaid its entire term loan and has no further required amortization payments through 2012.

Based on customer input and internal analysis, Technitrol expects revenues from continuing operations to increase modestly to between $95 million and $105 million in the third quarter, driven by improving demand across most markets, particularly automotive and networking. Excluding severance, asset-impairment and other associated costs, third-quarter operating profit is expected to be at least $4.5 million, substantially higher than in the second quarter due to stronger revenues and a more favorable sales mix. The increased operating profit on a modest revenue increase demonstrates the positive leverage generated by the reduced cost structure. The company expects third-quarter adjusted EBITDA to be between $8.5 million and $9.0 million. For the foreseeable future, Technitrol believes it will continue producing sufficient EBITDA and free cash flows to remain compliant with the covenants of its current debt agreement, as amended.

Separately, Technitrol announced that its board of directors declared a quarterly shareholder dividend to $0.025 per common share, an amount equal to that declared in the previous quarter, payable October 16, 2009 to shareholders of record on October 2, 2009.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s Form 10-Q for the quarter ended March 27, 2009 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated into this report by reference as though set forth in full. This report should be read in conjunction with item 1a of the Form 10-Q.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Monday, August 3, 2009 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on August 3, 2009 and concluding at midnight, August 10, 2009. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Six Months Ended
	6/26/2009	6/27/2008	6/26/2009	6/27/2008

Net sales	$92,071	$174,552	$192,044	$333,004
Cost of goods sold	68,647	136,209	146,151	255,488
Gross profit	23,424	38,343	45,893	77,516
Selling, general and administrative expenses	20,894	34,421	43,104	63,992
Severance, impairment and other associated costs	3,193	2,447	80,248	4,412
Operating (loss) profit	(663)	1,475	(77,459)	9,112

Interest expense, net	(655)	(1,057)	(1,334)	(1,125)
Other (expense) income, net	(2,031)	125	1,893	6,884
(Loss) earnings from continuing operations before income taxes	(3,349)	543	(76,900)	14,871
Income taxes	1,544	3,181	1,488	3,491
Net (loss) earnings from continuing operations	(4,893)	(2,638)	(78,388)	11,380
(Loss) earnings from discontinued operations, net of taxes	(103,100)	2,427	(104,165)	3,227
Net (loss) earnings	(107,993)	(211)	(182,553)	14,607
Net loss attributable to non-controlling interest, net of taxes	(111)	(313)	(99)	(394)
Net (loss) earnings attributable to Technitrol, Inc.	(108,104)	(524)	(182,652)	14,213

Basic (loss) earnings per share from continuing operations	(0.12)	(0.07)	(1.92)	0.27
Basic (loss) earnings per share from discontinued operations	(2.53)	0.06	(2.56)	0.08
Basic (loss) earnings per share	(2.65)	(0.01)	(4.48)	0.35

Diluted (loss) earnings per share from continuing operations	(0.12)	(0.07)	(1.92)	0.27
Diluted (loss) earnings per share from discontinued operations	(2.53)	0.06	(2.56)	0.08
Diluted (loss) earnings per share	(2.65)	(0.01)	(4.48)	0.35

AMOUNTS ATTRIBUTABLE TO TECHNITROL, INC.

Net (loss) earnings from continuing operations	$(5,004)	$(2,951)	$(78,487)	$10,986
Net (loss) earnings from discontinued operations	(103,100)	2,427	(104,165)	3,227
Net (loss) earnings	(108,104)	(524)	(182,652)	14,213

FINANCIAL POSITION
(in thousands, except per-share amounts)	6/26/2009	12/26/2008
	(unaudited)

Cash and equivalents	$31,402	$41,401
Trade receivables, net	65,955	128,010
Inventories	45,083	127,074
Other current assets	20,173	58,568
Assets held for sale	95,071	0
Fixed assets	48,030	152,731
Other assets	82,486	262,127
Total assets	388,200	769,911
Current portion of long-term debt	--	17,189
Accounts payable	47,294	75,511
Accrued expenses	45,606	86,477
Liabilities held for sale	42,300	0
Long-term debt	127,000	326,000
Other long-term liabilities	57,652	56,602
Total liabilities	319,852	561,779
Shareholders' equity	68,348	208,132
Net worth per share	1.66	5.08
Shares outstanding	41,140	40,998

NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. Adjusted EBITDA

	Quarter Ended
	6/26/09	3/27/09	6/27/08

Net loss	$(108,104)	$(74,548)	$(524)
Net loss (earnings) from discontinued operations	103,100	1,065	(2,427)
Non-controlling interest expense (income)	111	(12)	313
Income taxes	1,544	56	3,181
Interest expense, net	655	679	1,057
Other expense (income)	2,031	(3,924)	(125)
Depreciation and amortization	4,330	4,906	8,408
EBITDA	3,667	(71,778)	9,883
Severance, impairment and other associated costs	3,193	77,055	2,447
Other adjustments: impact of purchase accounting adjustments	--	--	940
Adjusted EBITDA	6,860	5,277	13,270

2. Net (loss) earnings per diluted share from continuing operations, excluding severance, impairment and other associated costs and other adjustments

	Quarter Ended
	6/26/09	3/27/09	6/27/08

Net loss per diluted share	$(2.65)	$(1.83)	$(0.01)
Diluted loss (earnings) per share from discontinued operations	2.53	0.03	(0.06)
After-tax severance, impairment and other associated costs, per share	0.07	1.86	0.05
Other adjustments: purchase accounting adjustments	--	--	0.02
Net (loss) earnings per diluted share from continuing operations, excluding severance, impairment and other associated costs and other adjustments	(0.05)	0.06	(0.00)

3. Operating profit, excluding severance, impairment and other associated costs, purchase accounting adjustments and accelerated depreciation

	Quarter Ended
	6/26/09	3/27/09	6/27/08

Operating (loss) profit	$(663)	$(76,796)	$1,475
Pre-tax severance, impairment and other associated costs	3,193	77,055	2,447
Pre-tax impact of purchase accounting adjustments	--	--	940
Operating profit, excluding severance, impairment and other associated costs and purchase accounting adjustments	2,530	259	4,862

1. Adjusted EBITDA (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding severance, impairment and other associated costs and other adjustments) is not a measure of performance under accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of Technitrol’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs facilitates comparisons of operating performance among financial periods and peer companies. These charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2009 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Technitrol, Inc.
David Stakun, 215-942-8428